Exhibit 5.0 Opinion of Counsel, David Wagner & Associates, P.C.

May 15, 2002

Entrust Financial Services, Inc.
6795 E. Tennessee Ave. 5th Floor
Denver, CO 80224

                  Re:    Registration Statement on Form S-3
                           Entrust Financial Services, Inc.
                           common stock, par value $.0000001 per share

Ladies and Gentlemen:

        We are counsel for Entrust Financial Services, Inc., a Colorado corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) as to which this opinion is a part, filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2002 for the resale of up to 920,667 shares of common stock, $.0000001 par value, of the Company by selling shareholders (the “Shares”).

        In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

        Based upon the foregoing, it is our opinion that:

        The Shares to be issued upon the conversion of certain debentures and warrants, as covered by the Registration Statement and registered on behalf of the Company, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ David Wagner & Associates, P.C.

DAVID WAGNER & ASSOCIATES, P.C.